Exhibit No. 1
Form 10-KSB
SPM Group, Inc.

                     ARTICLES OF INCORPORATION
                                OF
                         S P M GROUP, INC.

      We, the undersigned natural persons of the age of twenty-one years or older, acting as incorporators in order to organize and establish a corporation under and pursuant to the Colorado
Corporation   Code,  hereby  adopt  the  following   Articles   of
Incorporation:

                             ARTICLE I

     The name of the corporation is:

                         S P M Group, Inc.

                            ARTICLE II

     The period of duration of the corporation is perpetual.

                            ARTICLE III

      The purposes for which the Corporation is organized are as follows:

     1. To conduct, engage in, and carry on the general business of: engineering, research, and development of solid waste utilization systems including marketing and construction of necessary facilities, equipment, and processes; and

      2. To engage in any other lawful activity for which corporations may be formed under the laws of the State of Colorado.

                            ARTICLE IV

     1. The aggregate number of shares which the corporation has authority to issue is five million (5,000,000) shares of common stock of no par value.

      2. The Corporation has the right to impose restrictions upon the transfer of any shares of its stock or of any interest therein, from time to time issued, provided that such restrictions as may be so imposed or notice of the substance thereof must be set forth upon the face or back of the certificates representing such shares of stock.

                             ARTICLE V

     Cumulative voting of shares of stock is not authorized.
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                            ARTICLE VI

       There are no preemptive rights. Specifically, without limitation, no shareholder of the Corporation will have any preemptive right to subscribe for any additional share or treasury shares or for any other security of any class of the Corporation; nor will any shareholder have any preemptive right to subscribe for any rights, warrants, options, or script of the Corporation.

                            ARTICLE VII

       The address of the initial registered office of the Corporation is 220 Steele Park, 50 South Steele Street, Denver, Colorado 80209 and the name of its original agent at such address is: Robert Wiegand II.

                           ARTICLE VIII

      The address of the principal place of business of the Corporation is Unit 1L, Inverness Industrial Park, 14 Inverness Drive East, Englewood, Colorado 80110.

                            ARTICLE IX

      The number of directors constituting the initial Board of Directors of the Corporation is three (3), and the names and addresses of the persons who are to serve as directors until the first annual meeting of shareholders or until their successors are elected and qualify are:

Konrad Ruckstuhl              1019 East Easter Way
                         Littleton, CO 80122

Judy Ruckstuhl           1019 East Easter Way
                         Littleton, CO 80122

Robert D. Schmidt             6664 East Baker Place
                         Denver, CO 80222

                             ARTICLE X

      The Corporation will be entitled to treat the registered holder of any shares of the Corporation as the owner thereof for all purposes, including all rights deriving from such shares, and will not be bound to recognize any equitable or other claim to, or interest in, such shares or rights deriving from such shares on the part of any other person including, but without limiting the generality hereof: a purchaser, assignee, or transferee of such shares or rights deriving from such shares unless and until such other person becomes the registered holder of such shares whether or not the Corporation may have either actual or constructive notice of the interest of such other person. No one other than the registered holders of the shares of Corporation will be entitled: to receive notice of the meeting of the shareholders, to vote at such meetings, to examine a list of the

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shareholders,  to  be  paid dividends or  other  sums  payable  to shareholders, or to own, enjoy, and exercise any other property or rights deriving from such shares against the Corporation.

                            ARTICLE XI

      1. The Corporation will have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he is or was a director, officer, employee, or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, will not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

     2. The Corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the
Corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee, or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee, or agent of another corporation, partner ship, joint venture, trust, or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation and except that no indemnification may be made in respect of any claim, issue, or matter as to which such person has been adjudged to be liable for negligence or misconduct in the performance of his duty to the Corporation unless and only to the extent that the court in which such action or suit was brought determine upon application that, despite the adjudication of liability and in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court may deem proper.

      3. To the extent that a director, officer, employee, or agent of the Corporation has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in Sections 1 or 2, or in defense of any claim, issue, or matter therein, he will be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

      4. Any indemnification under Sections 1 or 2 (unless ordered by a court) will be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee, or agent is proper in the circumstances because

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he  has  met  the  applicable standard of  conduct  set  forth  in
Sections 1 or 2. Such determination will be made (a) by the Board of Directors by a majority vote of a quorum consisting of
directors  who  were  not  parties  to  such  action,   suit,   or
proceeding, or (b) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (c) by the shareholders.

       5. Expenses (including attorneys' fees) incurred in defending a civil or criminal action, suit, or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit, or proceeding as authorized in the manner provided in Section 4 upon receipt of an under taking by or on behalf of the director, officer, employee, or agent to repay such amount unless it be ultimately determined that he is entitled to be indemnified by the Corporation as authorized in this Article.

     6. The indemnification provided by this section will not be deemed exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and will continue as to a person who has ceased to be a director, officer, employee, or agent and inure to the benefit of the heirs, executors, and administrators of such a person.

      7. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Article.

                            ARTICLE XII

      The Corporation reserves the right to amend, alter, change, or repeal any provision contained in, or to add any provision to, its Articles of Incorporation in any manner now or hereafter prescribed, or permitted, by the Colorado Corporation Code, and all rights and powers conferred hereby upon directors and shareholders are granted subject to this reservation.

                           ARTICLE XIII

     1. No contract or other transaction between the Corporation and one or more of its directors or any other corporation, firm, association, or entity in which one or more of its directors are directors or officers or are financially interested, will be either void or voidable because of such relationship or interest or because such director or directors are present at the meeting of the board of directors or a committee thereof which authorizes, approves, or ratifies such contract or transaction or because his or their votes are counted for such purpose, if:

      (a) the fact of such relationship or interest is disclosed or known to the board of directors or committee which authorizes, approves, or ratifies the contract or transaction by a vote

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or  consent sufficient for the purpose without counting the  votes or consents of such interested directors' or

      (b) the fact of such relationship or interest is disclosed or known to the shareholders entitled to vote and they authorize, approve, or ratify such contract or transaction by vote or written consent; or

      (c) the contract or transaction is fair and reasonable to the Corporation.

      2. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or a committee thereof which authorizes, approves or ratifies such contract or transaction.

                            ARTICLE XIV

       Cash, property, share dividends, shares issuable to shareholders in connection with a reclassification of stock, and the redemption price of redeemed shares which are not claimed by the shareholders entitled thereto within one year after the dividend or redemption price became payable or the shares became issuable, despite reasonable efforts by the corporation to pay the dividend or redemption price or deliver the certificates for the shares to such shareholders within such time, will, at the expiration of such time, revert in full ownership to the corporation; and the corporation's obligation to pay such dividend or redemption price or issue such shares, as the case may be, will thereupon cease. Notwithstanding the foregoing, the Board of Directors may, at any time, for any reason satisfactory to it, but need not, authorize (a) payment of the amount of any cash or property dividend or redemption price or (b) issuance of any shares, ownership of which was reverted to the corporation pursuant to this article, to the entity who or which would be entitled thereto had such reversion not occurred.

                            ARTICLE XV

     The names and address of the incorporators of the Corporation are as follows:

Konrad Ruckstuhl              1019 East Easter Way
                              Littleton, CO 80122

Howard G. Allspach            50 South Steele Street
                              Denver, CO 80209

Robert Wiegand II             50 South Steele Street
                              Denver, CO 80209

      IN  WITNESS WHEREOF, we, the undersigned, being all  of  the
incorporators  designated  in  Article  XV  of  the  annexed   and
foregoing Articles of Incorporation, have executed said
Articles of Incorporation as of the 20th day of April, 1978.

                              /s/ Konrad Ruckstuhl

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                              /s/ Howard G. Allspach

                              /s/ Robert Wiegand II


                          ACKNOWLEDGMENT

STATE OF COLORADO   )
                    ) ss.
COUNTY OF DENVER    )

     The foregoing instrument was acknowledged before me this 20th day of April, 1978, by Konrad Ruckstuhl, Howard G. Allspach, and Robert Wiegand II, known to me to be the persons whose names are subscribed to the annexed and foregoing Articles of Incorporation, and ' each did acknowledge and declare that he signed said Articles of Incorporation as his free and voluntary act and deed for the uses and purposes therein set forth and that the statements therein contained are true.

      Witness my hand and notarial seal this 20th day of April, 1978.

     My commission expires January 20, 1981.

                              /s/ Notary Public

(SEAL)

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